Exhibit 10.2

May 27, 2015

Mark Shearman

89 Hunnewell Ave

Newton, MA 02458

Dear Mark,

Applied Genetic Technologies Corporation (the “Company”, “AGTC”) is pleased to offer you a full time position as Chief Scientific Officer at an annual salary of $350,000.  Your net compensation will be less applicable deductions, taxes, and other amounts required by federal and state laws. Your starting date will be June 1st.

You will be entitled to a signing bonus of $100,000.  This bonus is an incentive for you to join the Company with the goal of being a productive and long-term employee.  It will be paid to you in two portions; the first $50,000 will be paid as of your start date and the second $50,000 will be paid to you as part of your bonus for the fiscal year ending June 30, 2016.  If you voluntarily terminate your employment with the Company or the Company terminates your employment with Cause at any time prior to 2 years after the commencement of your employment with the Company (your “Hire Date”) you will be obligated to repay to the Company a pro-rated amount of the signing bonus.  In furtherance of this condition and as a condition to your employment with the Company, you will be required to execute a Promissory Note in favor of the Company in an amount equal to the signing bonus.

Further, you will be eligible to participate in the management performance bonus plan. You will be eligible for a bonus of up to 35% of your annual salary based on completion of specific goals defined and agreed to at the beginning of each fiscal year (July 1st).  The actual amount of the bonus will be subject to the approval of the Board of Directors.

As a Company employee you will be eligible to enroll in the employee benefit plans and programs as described and provided by our leasing agent TriNet.  AGTC is a drug free workplace and you will therefore be required to submit to a drug screening; authorization for this will be sent separately by TriNet.  The Company contribution towards health insurance, and other benefits which you may choose, will be approximately $500 per month. If you need to cover any additional family members the Company will pay an additional amount equal to 50% of the difference between individual coverage and family coverage.  The Company also offers its employees participation in a 401(k) plan also administered through TriNet and matches each employee’s contribution up to a maximum of 4% of their annual salary.  Each employee has full control over investment vehicle selection and monitoring.

Initially, you will be entitled to 20 days of Paid Time Off, based on your employment anniversary date in addition to the standard company holidays as described in our Employee Manual. The time will be accrued on a bi-weekly basis and may be used as soon as it is earned. You will receive one additional day per year for each full year of employment based on your anniversary date, up to a maximum of 30 days.

Mark Shearman	May 27, 2015
Offer Letter	Page 2

This time is for you to use as needed for vacation, family business, sick days or other necessary time away from work.  Such leave may be accumulated over three years but in no event shall your leave be accrued in excess of 45 days per year. If your employment terminates for any reason whatsoever, you shall be entitled to receive, in addition to any unpaid salary, any unused PTO accrued to the date of your termination of employment but not to exceed 45 days.

The Company has the right to modify, amend or terminate any such plans and programs described in this letter, as well as its Employee Manual, at any time at its sole discretion.

So long as you are properly fulfilling your duties, the Company will reimburse you for all reasonable and necessary traveling expenses and other disbursements actually incurred by you for or on behalf of the Company in the performance of your duties during your employment.  As with other employees, you shall be required to submit to the Company every two weeks reports of claims of such expenses and disbursements for approval and reimbursement by the Company.

It is understood that this position is headquartered in Boston and that until the Company, with your input and assistance has acquired appropriate rental space in the Boston area that you will work from home.  It is further understood that the Company maintains significant operational, research and administrative space in Gainesville, Florida and that the Company expects you to travel to Gainesville as required.

Additionally, on a case by case basis we will review Company reimbursement for educational expenses.  In cases where your educational courses are mutually beneficial to the Company, the Company will reimburse you for up to one class that you successfully complete per semester.

The Company has set up an Employee Incentive Stock Option Plan in which you are eligible to participate.  Upon formal approval by the Board of Directors, you will be issued options with an exercise price as determined by the Board to be Fair Market Value at the time of their grant which will be as close to your start date as possible.  These options will vest over a period of four years, with an initial one year cliff which starts on the date of your first day of work. If there is a change of control and you are not offered the position of CSO at the acquiring company, than your options will be considered fully vested upon the change in control.

The Company conducts performance reviews on all personnel in July of each year. Consideration is given for salary increases annually during the review period but going through the review process in itself does not mandate that an employee will receive a raise. The employee’s performance and progression will dictate what ongoing salary levels and bonus opportunities will be.

As you are aware, your employment by the Company is full-time employment and you will be required to devote all your working time to the business of the Company and not to engage in any other business or private services to any other business either as an employee, officer, director, agent, contractor or consultant, except with the express written consent of the Company. You will hold in a fiduciary capacity for the benefit of the Company, all information with respect to the Company’s finances, sales, profits, and other proprietary and confidential information acquired by you during your employment.  In furtherance of this condition of your employment, the Company requires that you sign the Nondisclosure, Inventions and Non-Competition Agreement enclosed with this letter.

Mark Shearman	May 27, 2015
Offer Letter	Page 3

This letter agreement is not intended to and it does not create any employment contract for any specified term or duration between you and the Company. Your employment with the Company is terminable at any time, by yourself upon two weeks written notice, or by the Company upon two weeks written notice or payment of salary in lieu thereof.  Your employment may also be terminated for cause by the Company at any time without advance written notice. “Cause” is defined for purposes of your employment as including (but it is not limited to) any of the following:

•	Your failure to effectively carry out your duties and responsibilities, as evaluated and determined by the Company in its absolute discretion;

•	Violation of requirements of this letter, the Employee Manual, or any provision of an applicable code of conduct or ethics;

•

Conduct which, in the Company’s determination, causes embarrassment or loss of credibility to the Company, its employees, products or services, or the position that you hold, or which causes the Board to lose confidence in you.

•	Conduct which, in the Company’s determination, violates the Nondisclosure, Inventions and Non-Competition Agreement, or which involves dishonesty, moral turpitude, or misrepresentation.

Assuming that you have effectively worked in your new position for a period of at least six months, then if your employment is terminated because either (A) the Company terminates your employment without Cause or (B) upon the sale of all or substantially all of the stock or assets of the Company, whether by merger, acquisition or otherwise, the successor company does not offer you a position with substantially equivalent responsibilities and with total compensation and benefits at least equivalent to those you are receiving from the Company immediately prior to the event or a severance package equal to or greater than this severance package (and provided that you execute and do not revoke a Release and Settlement Agreement in the form acceptable to the Company), you will be entitled to receive an amount equal to six months’ severance for the first year of your employment, or  nine months’ severance after the first year, to include base salary and bonus earned (less all applicable deductions) payable in accordance with the then-current payroll policies of the Company or as otherwise agreed to by you and the Company.  In addition, in the event of your termination as described in subsection B of this paragraph and subject to the conditions set forth therein, any outstanding unvested options will vest and become exercisable.

Upon termination of your employment with the Company and prior to your departure from the Company, you agree to submit to an exit interview for the purposes of reviewing this letter agreement, the Nondisclosure, Inventions and Non-Competition Agreement and the trade secrets of the Company, and surrendering to the Company all proprietary or confidential information and articles belonging to the Company.

By your signature below, you represent and warrant to the Company that you are not subject to any employment, non-competition or other similar agreement that would prevent or interfere with the Company’s employment of you on the terms set forth herein.

Mark Shearman	May 27, 2015
Offer Letter	Page 4

This letter agreement, the Nondisclosure, Inventions and Non-Competition Agreement and all ancillary agreements (collectively, the “Agreements”) shall be governed by the laws of the State of Delaware.  The Agreements constitute the entire agreement between the Company and you, and supersede any and all previous oral or written representation, communication, understanding or agreement between us. Any and all changes or amendments to the Agreements shall be made in writing and signed by the parties.

If the foregoing accurately reflects your expectations for employment at the Company, we would appreciate your returning to us a copy of this letter duly signed and dated in the space provided, whereupon this letter agreement shall become binding upon you and the Company.  This offer is valid through May 29, 2015.

Finally, it is with great pleasure that I offer you this position at AGTC.  The Company is delighted with the prospect of your joining our team.  We have exciting and challenging work ahead of us!

Sincerely,

/s/ Susan B. Washer

Susan Washer

President and CEO

Consented to and Agreed:

/s/ Mark S. Shearman	5/27/15
Mark Shearman	Date